Exhibit 99.1

Motorola Solutions Announces Increase to Share Repurchase Program

CHICAGO — September 9, 2026 — Motorola Solutions, Inc. (NYSE: MSI) today announced that its board of directors has approved a $2 billion increase to the share repurchase program, raising the total authorization since July 2011 to $20 billion, with no expiration date for the program. Under the company’s previously authorized $18 billion share repurchase program, approximately $0.6 billion in repurchase authority remained at the end of the second quarter of 2026. The company may continue to repurchase shares from time to time in the open market or in other privately negotiated transactions, subject to market conditions.

About Motorola Solutions | Solving for safer

Safety and security are at the heart of everything we do at Motorola Solutions. We build and connect technologies to help protect people, property and places. Our solutions foster the collaboration that’s critical for safer communities, safer schools, safer hospitals, safer businesses, and ultimately, safer nations. Learn more about our commitment to innovating for a safer future for us all at www.motorolasolutions.com.

Motorola Solutions Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable federal securities law. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. The company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing the company’s views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results or events discussed in these statements to differ materially from the statements contained in this release. Such forward-looking statements include, but are not limited to, Motorola Solutions’ plans regarding share repurchases. Motorola Solutions cautions the reader that the risks and uncertainties below, as well as those in Part I Item 1A of Motorola Solutions’ 2025 Annual Report on Form 10-K and in its other SEC filings available for free on the SEC’s website at www.sec.gov and on Motorola Solutions’ website at www.motorolasolutions.com, could cause Motorola Solutions’ actual results or events discussed in these statements to differ materially from those estimated or predicted in the forward-looking statements. Many of these risks and uncertainties cannot be controlled by Motorola Solutions. Motorola Solutions undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

Investor Contact

Brian Piotrowski

Motorola Solutions

Brian.Piotrowski@motorolasolutions.com

+1 847 576 6899